Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-3 and related Prospectus of Oscient Pharmaceuticals Corporation for the registration of shares of its common stock and $152,750,000 of its 3.5% Senior Convertible Notes and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements of Oscient Pharmaceuticals Corporation as of and for the year ended December 31, 2004, Oscient Pharmaceuticals Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oscient Pharmaceuticals Corporation as of December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 30, 2005